EXHIBIT 21.1

SUBSIDIARIES
OF
SM ENERGY COMPANY

A.	Wholly-owned subsidiaries of SM Energy Company, a Delaware corporation:

1.    SMT Texas LLC, a Colorado limited liability company
2.    Energy Leasing, Inc., an Oklahoma corporation
3.    Belring GP LLC, a Delaware limited liability company
4.    St. Mary Energy Louisiana LLC, a Delaware limited liability company
5.    Hilltop Investments, a Colorado general partnership
6.    Parish Ventures, a Colorado general partnership
7. Green Canyon Offshore LLC, a Delaware limited liability company.

B.	Partnership or limited liability company interests held by SM Energy Company:

1.	Potato Creek Midstream, LLC, a Pennsylvania limited liability company (70%)

2.	1977 H.B Joint Account, a Colorado general partnership (8%)

3.	1976 H.B Joint Account, a Colorado general partnership (9%)

4.	1974 H.B Joint Account, a Colorado general partnership (4%)

C.    Partnership interests held by SMT Texas, LLC:

1.	St. Mary Land East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by SM Energy Company)